FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2003

                                                   REGISTRATION NO. 333-103664

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                              HEXCEL CORPORATION
            (Exact name of Registrant as specified in its charter)


         Delaware                          3089                      94-1109521
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization      Classification Code Number)    Identification No.)


                              Two Stamford Plaza
                             281 Tresser Boulevard
                       Stamford, Connecticut 06901-3238
                  (Address, including zip code, and telephone
                 number, including area code, of registrant's
                         principal executive offices)


                                Ira J. Krakower
                   Senior Vice President and General Counsel
                              Hexcel Corporation
                              Two Stamford Plaza
                             281 Tresser Boulevard
                       Stamford, Connecticut 06901-3238
                                (203) 969-0666
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                             Joseph A. Coco, Esq.
                           Thomas W. Greenberg, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

         If this Form is filed to register additional securities or an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                                                CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                   Proposed Maximum      Proposed Maximum
           Title of Each Class                     Amount to Be   Offering Price per    Aggregate Offering       Amount of
    of Securities to Be Registered                 Registered         Unit (1)              Price (1)         Registration Fee
===============================================================================================================================
9-3/4% Senior Subordinated Notes due 2009
of Hexcel Corporation.....................           (2)              100%                     (2)                (3)
-------------------------------------------------------------------------------------------------------------------------------
9-3/4% Senior Subordinated Notes due 2009
of Hexcel Corporation.....................       $33,195,000(4)       100%                $33,195,000         $2,686.00 (5)

===============================================================================================================================

----------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) An indeterminate amount of securities covered by the prospectus contained in this registration statement will be offered for market-making purposes.
(3) In accordance with Rule 457(q), no filing fee is required in connection with the registration of an indeterminate amount of securities offered solely for market-making purposes by an affiliate of the Registrant.
(4) GS Capital Partners 2000, L.P. and certain of its affiliates, each an affiliate of the Registrant, is offering up to $33,195,000 aggregate principal amount of the securities owned by them for their own accounts pursuant to the prospectus contained in this registration statement.
(5)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               INTRODUCTORY NOTE

This Registration Statement contains a form of prospectus that may be used by
(i) any broker-dealer subsidiary of Goldman, Sachs & Co. in connection with offers and sales of the previously issued securities described therein in market-making transactions and (ii) GS Capital Partners 2000, L.P. and certain of its affiliates in connection with offers and sales of securities currently owned by them for their own account.

                   SUBJECT TO COMPLETION, DATED MAY 12, 2003

                              Hexcel Corporation


                   9 3/4% Senior Subordinated Notes Due 2009
                               _________________

         Investing in the notes involves risks. See "Risk Factors" on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         We will pay interest on the notes on January 15 and July 15 of each year. The notes will mature on January 15, 2009. At our option, we may redeem the notes on or after January 15, 2004 at the redemption prices set forth in this prospectus. There is no sinking fund for the notes.

         Private equity funds affiliated with Goldman, Sachs & Co. own approximately 38% of our voting stock and these funds have the right to appoint up to three members of our ten member board of directors.

         This prospectus has been prepared for and will be used by (i) Goldman, Sachs & Co. and its broker-dealer subsidiaries in connection with offers and sales of the notes in market-making transactions from time to time and (ii) GS Capital Partners 2000, L.P. and certain of its affiliates in connection with offers and sales of up to $33,195,000 aggregate principal amount of notes currently owned by them. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these market-making transactions. Hexcel will not receive any of the proceeds of such sales of the notes. Goldman, Sachs & Co. and certain of its affiliates have agreed to reimburse Hexcel for any expenses incurred in connection with this registration.

                             Goldman, Sachs & Co.

               The date of this prospectus is         , 2003.

                               TABLE OF CONTENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this offering circular. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.


About this Prospectus................................................2
Available Information................................................2
Forward-Looking Statements...........................................3
Hexcel Corporation...................................................4
Risk Factors.........................................................5
Consolidated Ratio of Earnings to Fixed Charges.....................10
Use of Proceeds.....................................................11
Description of Notes................................................11
Plan of Distribution................................................41
Selling Security Holder.............................................42
Legal Matters.......................................................42
Experts.............................................................42

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should read this prospectus together with the additional information described under the heading "Available Information." You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

         The outstanding notes were originally issued by us on July 20, 1999 and September 11, 2001.

         This prospectus may be used by (i) Goldman, Sachs & Co. ("Goldman Sachs") and its broker-dealer subsidiaries in connection with offers and sales of the notes in market-making transactions from time to time and (ii) GS Capital Partners 2000, L.P. and certain of its affiliates (collectively, "GS 2000 Funds") in connection with offers and sales of notes currently owned by them. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. The GS 2000 Funds are affiliates of Goldman Sachs and its broker-dealer subsidiaries.


                             AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document Hexcel files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or from our web site at www.hexcel.com. However, the information on our web site does not constitute a part of this prospectus.

         In this document, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the offering is completed.

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 3, 2003;

     o Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

     o Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2002, filed with the SEC on April 29, 2003; and

     o Current Reports on Form 8-K dated January 27, 2003, March 10, 2003, March 20, 2003 and April 4, 2003.

         You may request a copy of these filings at no cost, by writing or telephoning Hexcel at: Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 969-0666, Attention: Investor Relations.

         You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

                            ______________________

                          FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain, and are subject to changing assumptions. These statements are contained in sections entitled "Summary," "Risk Factor," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

         Such forward-looking statements include, but are not limited to:

         o estimates of commercial aerospace production and delivery rates, including those of Airbus Industries ("Airbus") and The Boeing Company ("Boeing");

         o expectations regarding growth in sales to regional and business aircraft manufacturers, and to the aircraft aftermarket;

         o expectations regarding the growth in the production of military aircraft, helicopters and launch vehicle programs in 2003 and beyond;

         o expectations regarding the recovery of demand for electronics fabrics used in printed wiring boards, as well as future business trends in the electronics fabrics industry;

         o expectations regarding the demand for soft body armor made of aramid and specialty fabrics;

         o expectations regarding growth in sales of composite materials for wind energy, automotive and other industrial applications;

         o     estimates of changes in net sales by market compared to 2002;

         o expectations regarding our equity in the earnings or losses of joint ventures, as well as joint venture investments and loan guarantees;

         o expectations regarding working capital trends and capital expenditures;

         o the availability and sufficiency of the existing senior credit facility and other financial resources to fund our worldwide operations in 2003 and beyond; and

         o the impact of various market risks, including fluctuations in the interest rates underlying our variable-rate debt, fluctuations in currency exchange rates and fluctuations in commodity prices.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing and cost levels; changes in political, social and economic conditions and local regulations, particularly in Asia and Europe; foreign currency fluctuations; changes in aerospace delivery rates; reductions in sales to any significant customers, particularly Airbus or Boeing; changes in sales mix; changes in government defense procurement budgets; changes in military aerospace programs technology; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital.

         If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community's expectations, as well as broader market trends, can have an adverse impact on our stock price. We do not undertake an obligation to update its forward-looking statements or risk factors to reflect future events or circumstances.

                              HEXCEL CORPORATION

         We are the world's leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and structures for use in commercial aerospace, space and defense, electronics and general industrial applications. Our materials are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, printed wiring boards, computers, cellular telephones, televisions, soft body armor, high-speed trains and ferries, cars and trucks, wind turbine blades, reinforcements for bridges and other structures, window blinds, and a wide variety of recreational equipment.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Our general telephone number is 203-969-0666.

                                 RISK FACTORS

         You should carefully consider the risks described below as well as other matters described in this prospectus.

               Risks Relating to Our Indebtedness and the Notes

We have substantial debt that could limit our ability to make payments on the notes and reduce the effectiveness of our operations.

         We have substantial debt and debt service requirements. We may not be able to generate sufficient cash flow from operations or obtain sufficient funding to satisfy our debt service obligations, including the payment of interest and principal at final maturity on the notes. As of March 31, 2003, we had approximately $531.9 million of total debt (of which $340.0 million consisted of the notes and the balance consisted of other debt). This substantial level of debt has important consequences, including:

         o making it more difficult for us to satisfy our obligations with respect to these notes;

         o placing us at competitive disadvantage compared to our competitors that have less debt;

         o limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy and research and development costs;

         o limiting our ability to use operating cash flow for working capital, capital expenditures, debt service requirements, and other areas of our business;

         o increasing our vulnerability to general adverse economic and industry conditions; and

         o limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

         Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We may not be able to refinance our existing debt or obtain additional financing on acceptable terms. We may not be able to sell assets and if assets are sold, the amount of proceeds or timing of such sales may not be sufficient to satisfy our debt obligations. In addition, the sales of assets or the terms of a refinancing or additional debt may not be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would likely result in an event of default under all of our material debt and impair our ability to satisfy our obligations on the notes.

         We do not expect to generate sufficient cash flow from operations to repay our senior credit facility when it matures or the notes when they mature. We expect that our ability to repay the notes at their scheduled maturity will be dependent in whole or in part on (i) replacing our senior credit facility on or prior to its maturity and (ii) refinancing all or a portion of the notes before they mature.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

We may not be able to finance future operations and capital needs because of restrictions contained in our debt agreements.

         The operating and financial restrictions and covenants that are contained in our existing debt agreements and that will be contained in any future financing agreements may impair our ability to finance future operations or capital needs. In addition, our senior credit facility requires that we maintain compliance with specified financial ratios. A breach of any of these restrictions or covenants could cause a default under the notes and our other debt. A significant portion of our debt may then become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

         Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture.

If a reasonably active trading market does not continue for these notes you may not be able to resell them.

         Though the notes are eligible for trading in PORTAL and have a reasonably active trading market, an active trading market may not continue for the notes. If an active trading market ceases, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by Goldman Sachs that they currently intend to make a market in these notes. However, Goldman Sachs may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange.

                        Risks Relating to Our Business

Decreased demand in the commercial aerospace industry could significantly impair our sales, profit margins and financial condition.

         Further reductions in the demand for new commercial aircraft could result in reduced net sales for our commercial aerospace products and could further reduce our profit margins. Approximately 46% of our net sales for the year ended December 31, 2002 were derived from sales to the commercial aerospace industry. Reductions in demand for commercial aircraft or a delay in deliveries could result from many factors, including a terrorist event similar to that which occurred on September 11, 2001 and any subsequent military response, changes in the propensity for the general public to travel by air, a rise in the cost of aviation fuel, consolidation of airlines and slower macroeconomic growth.

         In addition, our customers continue to emphasize the need for improved yield in the use of our products and cost reduction throughout the commercial aerospace supply chain. In response to these pressures, we reduced the price of some commercial aerospace products in recent years and are likely to continue to do so in the future. Where possible, we seek to offset or mitigate the impact of such price and cost reductions by productivity improvements and reductions in the costs of the materials and services we procure.

The industries in which we operate are cyclical, and downturns in them may result in significant volatility in our sales, earnings and cash flows.

         The core industries in which we operate are, to varying degrees, cyclical and have historically experienced downturns. We are currently in the midst of cyclical downturns in the commercial aerospace, electronics and ballistics industries. A further deterioration in these industries may continue and it is uncertain as to whether, when and to what extent these industries will recover. Any further deterioration or a lack of recovery in these industries could lead to further reductions in our operating profitability, increase our net losses, and result in a breach of the financial maintenance covenants under our senior credit facility.

A significant decline in business with Boeing or Airbus could materially impair our business, operating results, prospects and financial condition.

         Approximately 22% and 23% of our sales for the years ended December 31, 2002 and December 31, 2001, respectively were made to Boeing and its related subcontractors. Approximately 15% and 16% of our sales for the years ended December 31, 2002 and December 31, 2001, respectively, were made to the European Aeronautic Defence Company, including Airbus and related subcontractors. Accordingly, the loss of, or significant reduction in purchases by, either of these customers from the Company could materially impair our operating results and weaken our financial condition.

Reductions in space and defense spending could result in a decline in our net sales.

         The growth in military aircraft production that has occurred in recent years may not be sustained and production may cease to grow. The production of military aircraft depends upon U.S. and European defense budgets and the related demand for defense and related equipment. These defense budgets may decline and sales of defense and related equipment to foreign governments may not continue at expected levels. Approximately 17% of our net sales for the year ended December 31, 2002 were derived from the space and defense industry. The space and defense industry is largely dependent upon government defense budgets, particularly the U.S. defense budget.

A decrease in supply or increase in cost of our raw materials could result in a material decline in our profitability.

         Because we purchase large volumes of raw materials, such as epoxy and phenolic resins, aluminum foil, carbon fiber, fiberglass yarn and aramid paper and fiber, any decrease in the supply or increase in the cost of the our raw materials could significantly reduce our profit margins. We may experience a decrease in the supply or an increase in price of our raw materials. Our profitability depends largely on the price and continuity of supply of these raw materials, which are supplied by a limited number of sources. In addition, qualification to use raw materials in some of our products limits the extent to which we are able to substitute alternative materials for these products. Our ability to pass on these costs to our customers is, to a large extent, dependent on the terms of our contracts with our customers and industry conditions, including the extent to which our customers would switch to alternative materials we do not produce in the event of an increase in the prices of our products.

Our substantial international operations are subject to uncertainties which could affect our operating results.

         We believe that revenue from sales outside the U.S. will continue to account for a material portion of our total revenue for the foreseeable future. Additionally, we have invested significant resources in our international operations and we intend to continue to make such investments in the future. Our international operations are subject to numerous risks, including:

         o the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

         o     fluctuations in currency exchange rates;

         o foreign customers may have longer payment cycles than customers in the U.S.;

         o     compliance with U.S. Department of Commerce export controls;

         o tax rates in some foreign countries may exceed those of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

         o general economic and political conditions in the foreign countries where we operate may result in reduced profitability of our foreign operations and increase the need for loans or cash investments from other Hexcel subsidiaries to certain of our foreign subsidiaries;

         o the risk that foreign governments may adopt regulations, such as tariffs or regulations relating to restrictions on the transfer of capital, or take other actions, such as expropriations, that could increase the costs of operating our business, limit our market opportunities or otherwise harm our business; and

         o the potential difficulty in enforcing intellectual property rights in some foreign countries.

         Any one of the above could reduce our net sales, cash flows and profitability, cause us to fail to make scheduled payments of principal of or interest on the notes and reduce the market value and liquidity of the notes.

         During the past several years, some countries in which we operate or plan to operate have been characterized by varying degrees of inflation and uneven growth rates. We currently do not have political risk insurance in the countries in which we conduct business. While we carefully consider these risks when evaluating our international operations and investments, our broad international operations could cause a reduction in our net sales, cash flows or profitability.

We could be required to devote substantial financial and personnel resources to comply with environmental and safety requirements.

         Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of certain regulated materials. As a result, we are subject to various federal, state, regional, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety, governing among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and other materials, and remediation of contaminated sites. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future.

         We have been named as "potentially responsible parties" under the federal Superfund law or similar state laws at several sites requiring clean up based on disposal of wastes they generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. In addition to the foregoing, we have incurred and likely will continue to incur expenses to investigate and clean up several existing and former company-owned or leased properties. We have incurred substantial expenses for all these sites over a number of years, a portion of which has been covered by insurance. Although it is possible that new information could require us to reassess our potential exposure to all pending investigations and remediations, we believe that, based on currently available information, the resolution of these matters will not require the expenditure of material financial resources or require an unduly burdensome devotion of our personnel. See the section entitled "Legal Proceedings" in our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2002, which is incorporated herein by reference.

         We believe that our business, operations and facilities are being operated in substantial compliance with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to be material. However, potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future.

         Most of our properties have been the subject of Phase I Environmental Site Assessments. However, not all potential instances of soil and groundwater contamination may have been identified, even at those sites where
Environmental Site Assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions may be material.

The interests of our significant shareholders may be different than your interests.

         Investors affiliated with Berkshire Partners LLC and Greenbriar Equity Group LLC (the "Berkshire and Greenbriar investors") and investors affiliated with The Goldman Sachs Group, Inc. (the "Goldman Sachs investors") each have the ability to influence our affairs so long as each maintains its ownership of respective specified percentages of our outstanding voting securities, and the interests of each of these investors may not in all cases be the same as your interests. As of March 31, 2003, the Goldman Sachs investors owned approximately 38% of our outstanding voting securities and the Berkshire and Greenbriar investors together owned approximately 35% of our outstanding voting securities. Under our governance agreement with the Goldman Sachs investors, the Goldman Sachs investors are entitled to designate up to three people to serve on our ten-member Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. Under our stockholders agreement with the Berkshire and Greenbriar investor group, the Berkshire and Greenbriar investors are entitled to designate up to two people to serve on our Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. In addition, the governance agreement and the stockholders agreement each provide that our Board of Directors will not authorize specified types of significant transactions without the approval of the directors designated by each of the respective investors. The interests of these investors may be different than your interests.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges for each of the last five years.


                                                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                         1998     1999        2000        2001     2002
---------------------------------------------------------------------------------------------------------------------------
                                                                                        (dollars in millions)

                                                                     ------------------------------------------------------

Income (loss) before Taxes, Equity in Earnings                        $   78.3   $  (5.0)   $   75.0   $ (383.7)   $   7.7
Interest Expense, Including Amortization of Debt  Issuance Costs          38.7      73.9        68.7       64.8       62.8
Interest Portion of Rentals (1)                                            2.7       3.1         2.3        1.8        1.3
                                                                      --------   -------    --------   --------    -------
Earnings Before Provision for Taxes and Fixed Charges                 $  119.7   $  72.0    $  146.0   $ (317.1)   $  71.8
                                                                      ========   =======    ========   =========   ========
Interest Expense, Including Amortization of Debt                      $   38.7   $  73.9    $   68.7   $   64.8    $  62.8
 Issuance Costs
Interest Portion of Rentals (1)                                            2.7       3.1         2.3        1.8        1.3
                                                                      --------   -------    ---------  ---------   --------
Total Fixed Charges                                                   $   41.4   $  77.0    $   71.0   $   66.6    $  64.1
                                                                      ========   =======    =========  =========   ========
Ratio of Earnings to Fixed Charges (2)                                     2.9     N/A           2.1      N/A          1.1
                                                                      ========   =======    =========  =========   =========


_____________

(1) Calculated as one third of rentals, which is a reasonable approximation of the interest factor.

(2) Earnings were inadequate to cover fixed charges for 2001 and 1999. The deficiency in earnings for the years ended December 31, 2001 and December 31, 1999 is $(383.7) and $(5.0), respectively.


                                USE OF PROCEEDS

         This prospectus is delivered in connection with the sale of the notes by (i) Goldman Sachs and its broker-dealer subsidiaries in market-making transactions and (ii) GS 2000 Funds in connection with offers and sales of notes currently owned by them for their own account. We will not receive any of the proceeds from such transactions.

                             DESCRIPTION OF NOTES

         On January 21, 1999, we issued $240.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 under an indenture between Hexcel and The Bank of New York as trustee in a private offering. In July 1999, we completed an exchange offer in which all of the 9 3/4% Senior Subordinated Notes Due 2009 sold in January 1999 were exchanged for the notes, which are identical in all material respects to the notes issued in January 1999, except that the notes issued in July 1999 were registered with the SEC and are generally not subject to transfer restrictions.

         On June 29, 2001, we issued an additional $100.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2009 under the indenture in a private offering. In September 2001, we completed an exchange offer in which all of the 9 3/4% Senior Subordinated Notes Due 2009 sold in June 2001 were exchanged for the notes, which are identical in all material respects to the notes issued in June 2001, except that the notes issued in September 2001 were registered with the SEC and are generally not subject to transfer restrictions. The notes issued under the indenture in July 1999 and September 2001 are treated as a single series under the indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders.

         The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. This description of the notes contains definitions of terms, including those defined under the caption "--Definition of Terms Used in the Indenture" that are necessary to understand this section of the prospectus. Capitalized terms not defined in this section shall have the meanings assigned to them in the indenture. In this section, "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries.

         The following description is only a summary of the material terms of the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not these summary descriptions, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under "Available Information."

         Brief Description Of The Notes

               These notes:

         -  are unsecured senior subordinated obligations of Hexcel;

         - are subordinated in right of payment to all existing and future Senior Indebtedness of Hexcel; and

         - are senior in right of payment to any future Subordinated Obligations of Hexcel.

         Principal, Maturity And Interest

         The notes are issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on January 15, 2009. Subject to our compliance with the covenant described under the caption "--Covenants-- Limitation on Indebtedness," we are permitted to issue additional notes under the indenture in an unlimited principal amount. The indenture defines notes so issued as "additional notes."

         Interest on the notes accrues at the rate of 9 3/4% per annum. Interest is payable semiannually in arrears on January 15 and July 15. Hexcel will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

         Additional interest may accrue on the notes in specified circumstances according to the registration rights agreement.

         Optional Redemption

         We will not be entitled to redeem the notes at our option before January 15, 2004.

         On and after January 15, 2004, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice. We will be entitled to redeem the notes at the redemption prices set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on January 15 in the years indicated below:

        Year                                                 Percentage of
                                                             Principal Amount

        2004.............................................    104.875%
        2005.............................................    103.900
        2006.............................................    102.925
        2007.............................................    101.950
        2008.............................................    100.975
        2009.............................................    100.00

         Selection And Notice Of Redemption

         If we redeem less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by another method as the trustee will deem to be fair and appropriate.

         We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

         If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Ranking

         Senior Indebtedness Versus Notes

         The payment of the principal of, premium and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

         As of March 31, 2003, Hexcel's Senior Indebtedness was $196.1 million. The indenture limits the amount of additional Indebtedness that Hexcel may incur. However, under specified circumstances the amount of the Indebtedness could be substantial. In any case, the Indebtedness may be Senior Indebtedness.

         Liabilities Of Subsidiaries Versus Notes

         A portion of Hexcel's operations is conducted through its subsidiaries. Claims of creditors of these subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of Hexcel, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors and preferred stockholders, if any, of subsidiaries of Hexcel.

         At March 31, 2003, the total liabilities of our subsidiaries were approximately $161.1 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not limit the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "--Covenants--Limitation on Indebtedness."

         Other Senior Subordinated Indebtedness Versus Notes

         Under the indenture, only Senior Indebtedness of Hexcel will rank senior to the notes. The notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Hexcel. As of March 31, 2003, Hexcel's outstanding Senior Subordinated Indebtedness was $338.9 million, net of unamortized discount of $1.1 million.

         We have agreed in the indenture that we will not Incur any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

         Payment Of Notes

         We are not permitted to pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not purchase, redeem or otherwise retire any notes if:

         (1)   any Designated Senior Indebtedness is not paid when due; or

         (2) any other default on Designated Senior Indebtedness occurs and its maturity is accelerated;

unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of these provisions, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the representative of any Designated Senior Indebtedness.

         During the continuance of any default, other than a default described in clause (1) or (2) above, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we are not permitted to pay the notes for a "Payment Blockage Period." The Payment Blockage Period commences upon the receipt by the trustee of a "Blockage Notice" of the default from the holders of the Designated Senior Indebtedness and ends 179 days later. The Payment Blockage Period will end earlier if it is terminated:

         - by written notice to the trustee and us from the person who gave the Blockage Notice;

         - because the default giving rise to the Blockage Notice is cured, waived or otherwise no longer continuing; or

         - because the Designated Senior Indebtedness has been discharged or repaid in full.

         Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, except that if any Blockage Notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness, other than holders of the Bank Indebtedness, a representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

         Upon any payment or distribution of the assets of Hexcel upon a liquidation, dissolution or reorganization of Hexcel or its property:

         - the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the notes are entitled to receive any payment;

         - until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that holders of notes may receive shares of stock and any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the notes; and

         - if a distribution is made to holders of the notes that should not have been made to them, the holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

         If payment of the notes is accelerated because of an Event of Default, Hexcel or the trustee shall promptly notify the holders of Designated Senior Indebtedness of the acceleration.

         In the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more than the holders of the notes. Creditors of ours who are not holders of Senior Indebtedness may recover less than holders of Senior Indebtedness and may recover more than the holders of the notes.

         The terms of the subordination provisions described above will not apply to payments from money held in trust by the trustee for the payment of principal of and interest on the notes. See "--Defeasance."

Change Of Control

         Upon the occurrence of a "Change of Control," each holder may require us to purchase its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The following are "Change of Control" events:

         (1) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether or not such right is exercisable immediately) of more than 40% of the total voting power of voting stock of Hexcel; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate a lesser percentage of the total voting power of voting stock of Hexcel than the other person and do not have the right or ability to elect or designate for election a majority of the board of directors;

         (2) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of Hexcel was approved under the governance agreement or by a vote of 66 2/3% of the directors of Hexcel then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office; or

         (3) the merger or consolidation of Hexcel with or into another person other than a Permitted Holder, or the merger of another person other than a Permitted Holder with Hexcel, or the sale of all or substantially all the assets of Hexcel to another person other than a person controlled by the Permitted Holders, and in the case of any such merger or consolidation, the securities of Hexcel that are outstanding immediately prior to the transaction and that represent 100% of the aggregate voting power of the voting stock of Hexcel are changed into or exchanged for cash, securities or property, unless pursuant to the transaction, the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee.

         If the event described in (1) above occurs as a result of a transfer of voting stock by the Permitted Holders, a Change of Control shall not be deemed to occur unless and until the publicly announced rating of the notes by either Rating Agency shall, within 90 days after the date of occurrence of the event, be less than the rating of the notes by that Rating Agency on the date which is 90 days before the date of the occurrence of that event; provided, however, if the notes have an investment grade rating by both Rating Agencies on the date which is 90 days before the date of occurrence of that event, a Change of Control shall be deemed not to occur following that event unless and until the publicly announced rating of the notes by either Rating Agency shall be less than investment grade rating within 90 days after the date of the occurrence of that event. In each case the 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency.

         Within 30 days after any Change of Control, we will mail a notice to each holder of notes, a "Change of Control Offer," stating:

         (1) that a Change of Control has occurred and that the holder has the right to require us to purchase its notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase;

         (2) the circumstances and relevant facts regarding the Change of Control, including a statement of pro forma historical income, cash flow and capitalization after giving effect to the Change of Control;

         (3) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

         (4) the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

         We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

         We will comply with the requirements of the securities laws in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the change of control covenant.

         The Change of Control purchase feature of the notes may make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the initial purchasers. It is not the result of our knowledge of any specific effort to accumulate common stock of Hexcel or to obtain control of Hexcel or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

         Subject to the limitations discussed below, we could enter into transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption --Covenants--Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in this covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

         The Credit Agreement prohibits us from purchasing any notes and will also provide that the occurrence of specified change of control events would constitute a default under the Credit Agreement. In the event a change of control occurs when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

         Future Indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require us to repurchase the Indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to purchase the notes could cause a default under the Indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

         Our obligation to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Covenants

         Limitation On Indebtedness

         (a) Hexcel will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Hexcel and its Restricted Subsidiaries may Incur Indebtedness if, on the date of the Incurrence and after giving effect to the Incurrence on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.0.

         (b) Notwithstanding paragraph (a) above, Hexcel and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

         (1) Indebtedness Incurred by Hexcel or any Restricted Subsidiary under the Credit Agreement; provided, however, that, after giving effect to the Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (A) the greater of (x) $680.0 million less the sum of all term loan principal amortization payments scheduled to be made, whether or not in fact made, through the date of the Incurrence under the Credit Agreement as in effect on the issue date (the "Maximum Committed Credit Agreement Amount") and
         (y) the sum of 50% of the book value of the consolidated inventory of Hexcel and its Restricted Subsidiaries and 80% of the consolidated accounts receivable of Hexcel and its Restricted Subsidiaries (the "Consolidated Working Capital Amount") less the principal amount of any Indebtedness Incurred under clause (2) below and then outstanding, less (B) the sum of all principal payments on such Indebtedness made under paragraph (a)(3)(A) of the covenant described under the caption "--Limitation on Asset Dispositions";

         (2) Indebtedness Incurred by foreign subsidiaries to finance the working capital requirements of foreign subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness, when added together with the amount of Indebtedness Incurred by all foreign subsidiaries under this clause (2) and then outstanding, does not exceed the lesser of (A) the sum of 50% of the book value of the consolidated inventories of all foreign subsidiaries and 80% of the consolidated accounts receivable of all foreign subsidiaries and (B) the amount by which the greater of (x) the Consolidated Working Capital Amount and (y) the Maximum Committed Credit Agreement Amount, exceeds the principal amount of Indebtedness Incurred under clause
         (1) above and then outstanding;

         (3) Indebtedness owed to and held by Hexcel or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any capital stock which results in the Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness, other than to Hexcel or a Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if Hexcel is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the notes;

         (4) the notes, other than additional notes, and the exchange notes;

         (5) Indebtedness, other than the Indebtedness described in clauses
         (1), (2), (3) or (4) above, outstanding on the issue date;

         (6) Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (4), (5) or this clause
         (6);

         (7) hedging obligations directly related to Indebtedness permitted to be Incurred by Hexcel and Restricted Subsidiaries under the indenture or, in the case of a currency exchange protection agreement, reasonably related to the ordinary course of business of Hexcel and its Restricted Subsidiaries;

         (8) Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by Hexcel or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by Hexcel or its Restricted Subsidiaries to refinance such Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred under this clause (8) and then outstanding, does not exceed $20.0 million;

         (9) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of Hexcel and its Restricted Subsidiaries; or

         (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Hexcel and Restricted Subsidiaries outstanding on the date of the Incurrence, other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a), does not exceed $25.0 million.

         (c) Notwithstanding the above provisions, Hexcel will not Incur any Indebtedness under paragraph (b) above, if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Obligations, unless the Indebtedness will be subordinated to the notes to at least the same extent as the Subordinated Obligations.

         (d) For purposes of determining compliance with this covenant:

         (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Hexcel, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses and

         (2) an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

         (e) Notwithstanding paragraphs (a) and (b) above, Hexcel will not
Incur:

         (1) any Indebtedness if that Indebtedness is contractually subordinate or junior in right of payment in any respect to any Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or

         (2) any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

         (f) In determining amounts of Indebtedness outstanding under the Limitation on Indebtedness covenant and to avoid duplication, Indebtedness of a person resulting from the grant by that person of security interests with respect to, or from the issuance by that person of guarantees of, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by that person under the indenture, or Indebtedness which that person is otherwise permitted to Incur under the indenture, shall not be deemed to be a separate Incurrence of Indebtedness by that person.

         (g) Indebtedness of any person which is outstanding at the time that person becomes a Restricted Subsidiary, including upon designation of any subsidiary or other person as a Restricted Subsidiary, or is merged with or into or consolidated with Hexcel or a Restricted Subsidiary shall be deemed to have been Incurred at the time that person becomes a Restricted Subsidiary or merged with or into or consolidated with Hexcel or a Restricted Subsidiary, as applicable.

         Limitation On Restricted Payments

         (a) Hexcel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Hexcel or any Restricted Subsidiary makes a Restricted Payment:

         (1) a Default shall have occurred and be continuing, or would result from the Restricted Payment;

         (2) Hexcel is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness"; or

         (3) the aggregate amount of the Restricted Payment and all other Restricted Payments made since the issue date would exceed the sum of, without duplication:

         (A) 50% of the Consolidated Net Income accrued during the period, which will be treated as one accounting period, from the beginning of the fiscal quarter in which the issue date occurs to the end of the most recent fiscal quarter ending at least 45 days before the date of the Restricted Payment, or, in case the Consolidated Net Income is a deficit, less 100% of that deficit; plus

         (B) 100% of the aggregate Net Cash Proceeds received by Hexcel from the issuance or sale of its capital stock, other than capital stock within the meaning of "Disqualified Stock" as defined in the indenture, subsequent to the issue date and on or before the date of the Restricted Payment, other than an issuance or sale to a subsidiary of Hexcel or an issuance or sale to an employee stock ownership plan or to a trust established by Hexcel or any of its subsidiaries for the benefit of their employees; plus

         (C) the amount by which the Indebtedness of Hexcel is reduced on Hexcel's balance sheet upon the conversion or exchange, other than by a subsidiary of Hexcel, subsequent to the issue date and on or before the date of the Restricted Payment of any Indebtedness of Hexcel convertible or exchangeable for capital stock, other than disqualified stock, of Hexcel, less the amount of any cash, or the fair value of any other property, distributed by Hexcel upon the conversion or exchange; plus

         (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Hexcel or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion, proportionate to Hexcel's equity interest in the subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made and treated as a Restricted Payment by Hexcel or any Restricted Subsidiary in the Unrestricted Subsidiary.

         (b) The preceding provisions will not prohibit:

         (1) any acquisition of any capital stock of Hexcel made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

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

         (A) the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and

         (B) the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

         (2) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than disqualified stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

         (A) the purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and

         (B) the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

         (3) any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Hexcel which is permitted to be Incurred under the covenant described under the caption
         "--Limitation on Indebtedness"; provided, however, that the Indebtedness

         (A) shall have a stated maturity later than the stated maturity of the notes and

         (B) shall have an Average Life greater than the remaining Average Life of the notes;

         provided further, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

         (4) any purchase or redemption of Subordinated Obligations from Net Available Cash after application according to clauses (A), (B) and
         (C) of paragraph (a)(3) of the covenant described under the caption "--Limitation on Asset Dispositions"; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

         (5) dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; provided, however, that at the time of payment of the dividend, no other Default shall have occurred and be continuing, or result therefrom; provided further, however, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

         (6) so long as no Default shall have occurred and be continuing, or result therefrom, Investments in Joint Ventures or other persons engaged in a related business in an aggregate amount which, when added together with the amount of all other Investments made according to this clause (6) which at the time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $60.0 million; provided, however, that the amount of the Investments shall be excluded in the calculation of Restricted Payments;

         (7) so long as no Default shall have occurred and be continuing, or result therefrom, payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of Hexcel, including any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Hexcel, restricted stock, options on any of these shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any of these persons under the terms of the Plan or agreement under which the shares or related rights were issued or acquired; provided, however, that the amount of any of these payments shall be included in the calculation of Restricted Payments;

         (8) so long as no Default shall have occurred and be continuing, or result therefrom, any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations were issued, but only if Hexcel has first complied with all its obligations under the provisions described under the caption "--Change of Control"; provided, however, that the amount of the purchase or defeasance shall be excluded in the calculation of Restricted Payments; or

         (9) so long as no Default shall have occurred and be continuing, or result therefrom, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under, this clause (9) which at that time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $40.0 million; provided, however, that the amount of the Restricted Payments shall be included in the calculation of Restricted Payments.

         Limitation On Restrictions On Distributions From Restricted
         Subsidiaries

         Hexcel will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (a) pay dividends or make any other distributions on its capital stock to Hexcel or a Restricted Subsidiary or pay any Indebtedness owed to Hexcel,

         (b) make any loans or advances to Hexcel or any Restricted
         Subsidiary, or

         (c) transfer any of its property or assets to Hexcel or any Restricted subsidiary (collectively "Payment Restrictions"), except:

         (1) any Payment Restriction imposed under the Credit Agreement, the indenture, Refinancing Indebtedness in respect of the notes and any agreement in effect at or entered into on the issue date;

         (2) any Payment Restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by Hexcel, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to complete, the transaction or series of related transactions as a result of which the Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, Hexcel, and outstanding on that date;

         (3) any Payment Restriction under an agreement effecting a refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the Payment Restrictions with respect to the Restricted Subsidiary contained in the refinancing agreement or amendment are no less favorable to the holders of the notes than those with respect to the Restricted Subsidiary contained in the predecessor agreements;

         (4) in the case of clause (c) above, any encumbrance or restriction consisting of customary non-assignment provisions in leases or other contracts governing leasehold interests to the extent these provisions restrict the transfer of the lease or the property leased under the leases and contracts;

         (5) any restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition; and

         (6) any encumbrance or restriction contained in the governing documents of any Joint Venture Subsidiary.

         Limitation On Asset Dispositions

         (a) Hexcel will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

         (1) Hexcel or a Restricted Subsidiary receives consideration at least equal to the fair market value, of the shares and assets subject to the Asset Disposition;

         (2) at least 75% of the consideration for the Asset Disposition received by Hexcel or the Restricted Subsidiary is in the form of cash; and

         (3) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by Hexcel or the Restricted Subsidiary, as the case may be: (A) first, to the extent Hexcel or the Restricted Subsidiary elects or is required by the terms of any Senior Indebtedness or Indebtedness of the Restricted Subsidiary, to prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any disqualified stock, of a Restricted Subsidiary, in each case other than Indebtedness owed to Hexcel or an affiliate of Hexcel, within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (B) second, to the extent Hexcel or the Restricted Subsidiary elects, to acquire additional assets within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (C) third, to make an offer to the holders of the notes, and to holders of other Senior Subordinated Indebtedness designated by Hexcel, to purchase notes, and the other Senior Subordinated Indebtedness, according to the indenture; and (D) fourth, to the extent of the balance of the Net Available Cash after application according to clauses (A), (B) and
         (C), for any purpose not prohibited by the terms of the indenture.

         Notwithstanding the above provisions of this paragraph, Hexcel and the Restricted Subsidiaries will not be required to apply any Net Available Cash according to the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied according to the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash under this covenant, the Net Available Cash will be invested in Temporary Cash Investments.

         For the purposes of the covenant described under this caption, the following shall be deemed to be cash:

         (x) the assumption of Indebtedness of Hexcel or any Restricted Subsidiary and the release of Hexcel or the Restricted Subsidiary from all liability with respect to the Indebtedness in connection with the Asset Disposition, provided, however, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash"; and (y) securities received by Hexcel or any Restricted Subsidiary from the transferee that are promptly converted by Hexcel or the Restricted Subsidiary into cash.

         (b) In the event of an Asset Disposition that requires the purchase of the notes and other Senior Subordinated Indebtedness, we will purchase notes tendered and other Senior Subordinated Indebtedness at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest, or, in respect of the Senior Subordinated Indebtedness, the lesser price, if any, as may be provided for by the terms of the Senior Subordinated Indebtedness according to the procedures set forth in the indenture. If the aggregate purchase price of notes and any other Senior Subordinated Indebtedness tendered is less than the Net Available Cash, we will be entitled to apply the remaining Net Available Cash according to clause (a)(3)(D) above. We will not be required to make the offer to purchase notes and other Senior Subordinated Indebtedness if the Net Available Cash available for the offer, after application of Net Available Cash according to clauses (A) and (B) of paragraph (a) above, is less than $10.0 million. The lesser amount shall be carried forward to determine whether the offer is required for any subsequent Asset Disposition.

         (c) Hexcel will comply with the requirements of the securities laws in connection with the purchase of the notes under this covenant. To the extent that the provisions of any securities laws conflict with provisions of this covenant, Hexcel will comply with the applicable securities laws and shall not be deemed to have breached its obligations under this covenant.

         Limitation On Affiliate Transactions

         (a) Hexcel will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any "Affiliate Transaction," including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any affiliate of Hexcel unless:

         (1) the Affiliate Transaction is made in good faith and on terms which are fair and reasonable to Hexcel or the Restricted Subsidiary, as the case may be;

         (2) if the Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Hexcel disinterested with respect to the Affiliate Transaction have determined in good faith that the terms are fair and reasonable; and

         (3) if the Affiliate Transaction involves an amount in excess of $10.0 million, the board of directors shall also have received a written opinion from an investment banking firm to the effect that the Affiliate Transaction is fair, from a financial standpoint, to Hexcel and its Restricted Subsidiaries.

         (b) The provisions of paragraph (a), above, shall not prohibit:

         (1) any Permitted Investment and any Restricted Payment permitted to be paid under the covenant described under the caption "--Limitation on Restricted Payments";

         (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors;

         (3) the payment of reasonable fees to directors of Hexcel and its Restricted Subsidiaries;

         (4) transactions between Hexcel or a Restricted Subsidiary and one or more Restricted Subsidiaries; provided, however, that no affiliate of Hexcel, other than another Restricted Subsidiary, owns, directly or indirectly, any capital stock in any of the Restricted Subsidiaries;

         (5) transactions in the ordinary course of business, including loans, expense advances and reimbursements, between Hexcel or any of its Restricted Subsidiaries, on the one hand, and any employee of Hexcel or any of its Restricted Subsidiaries, on the other hand;

         (6) transactions with affiliates entered into in the ordinary course of business of Hexcel or its Restricted Subsidiaries, on terms which are, in the opinion of Hexcel's management or the board of directors, fair and reasonable to Hexcel or its Restricted Subsidiaries;

         (7) the granting and performance of registration rights for shares of capital stock of Hexcel under a written registration rights agreement approved by a majority of directors of Hexcel that are disinterested with respect to the transactions;

         (8) transactions with affiliates solely in their capacity as holders of Indebtedness or capital stock of Hexcel or any of its subsidiaries, so long as Indebtedness or capital stock of the same class is also held by persons that are not affiliates of Hexcel and these affiliates are treated no more favorably than holders of the Indebtedness or the capital stock generally, and the redemption of the outstanding principal amount of the Ciba Notes, together with accrued interest;

         (9) transactions according to the governance agreement, and any amendments to the governance agreement that are not adverse to the interests of the holders of the notes and which are approved by a majority of the directors of Hexcel disinterested with respect to the amendment; and

         (10) any transaction between Hexcel or any Restricted Subsidiaries and any of the Existing Joint Ventures under agreements in effect on the issue date.

         Limitation On The Sale Or Issuance Of Capital Stock Of Restricted Subsidiaries

         Hexcel will not sell any shares of capital stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary to issue or sell shares of its capital stock, in each case, other than preferred stock within the meaning of "Qualified Preferred Stock" as defined in the indenture, except:

         (1) to Hexcel or a Wholly Owned Subsidiary;

         (2) directors' qualifying shares;

         (3) if, immediately after giving effect to the issuance or sale, neither Hexcel nor any of its subsidiaries own any capital stock of the Restricted Subsidiary; or

         (4) if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the person remaining after giving effect to the issuance or sale would have been permitted to be made under the covenant described under the caption "--Limitation on Restricted Payments" if made on the date of the issuance or sale.

         The issuance or sale of shares of capital stock of any Restricted Subsidiary of Hexcel will not violate the provisions above if the shares are issued or sold in connection with:

         - the formation or capitalization of a Restricted Subsidiary which, at the time of the issuance or sale or immediately after the issuance or sale, is a Joint Venture Subsidiary or

         - a single transaction or a series of substantially contemporaneous transactions by which the Restricted Subsidiary becomes a Restricted Subsidiary of Hexcel by reason of the acquisition of securities or assets from another person.

         Merger And Consolidation

         Hexcel will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other person, unless:

         (1) the successor company shall be a person organized and existing under the laws of the United States of America, any U.S. State or the District of Columbia, and the successor company, if other than Hexcel, shall expressly assume, by a supplemental indenture all the obligations of Hexcel under the notes and the indenture;

         (2) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any Restricted Subsidiary as a result of the transaction as having been Incurred by the successor company or the Restricted Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;

         (3) immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "--Limitation on Indebtedness";

         (4) immediately after giving effect to the transaction, the successor company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Hexcel before the transaction; and

         (5) Hexcel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

         Nothing contained in the preceding paragraphs shall prohibit any wholly owned subsidiary from merging with or into, or transferring all or part of its assets to, Hexcel.

         The successor company will succeed to, and be substituted for Hexcel under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

         Limitation On Business Activities

         Hexcel will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by Hexcel and its Restricted Subsidiaries on the issue date and businesses which are reasonably related, ancillary or complementary thereto.

         SEC Reports

         Hexcel will file with the SEC and provide the trustee and the holders of the notes with the annual reports and the applicable information, documents and other reports as are specified in the Exchange Act.

         In addition Hexcel will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. Hexcel will make this information available to securities analysts and prospective investors upon request.

Defaults

         Each of the following is an Event of Default:

         (1) a default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

         (2) a default in payment when due of the principal of any note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

         (3) the failure by Hexcel to comply with its obligations described under the caption "--Covenants--Merger and Consolidation" above;

         (4) the failure by Hexcel to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "--Change of Control," other than a failure to purchase notes, or under the captions "--Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Asset Dispositions," other than a failure to purchase notes, "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Business Activities" or "--SEC Reports";

         (5) the failure by Hexcel to comply for 60 days after notice with any of the other agreements contained in the indenture;

         (6) Indebtedness of Hexcel or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default and the total amount of Indebtedness unpaid or accelerated exceeds $10.0 million;

         (7) events of bankruptcy, insolvency or reorganization of Hexcel or a significant subsidiary; or

         (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against Hexcel or a significant subsidiary, remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice.

         However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Hexcel of the default and Hexcel does not cure the default within the time specified after receipt of the notice.

         If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Hexcel occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

         In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

         (1) the holder has previously given the trustee notice that an Event of Default is continuing;

         (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

         (3) the holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

         (4) the trustee has not complied with the request within 60 days;
         and

         (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

         The holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

         The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Hexcel is required to deliver to the trustee, after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Hexcel also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event which would constitute a Default, its status and what action Hexcel is taking or proposes to take in respect to the event.

Amendments And Waivers

         Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. This may include consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of holders of 80% or more in principal amount of the notes then outstanding, Hexcel may not, with respect to any notes held by a non-consenting holder, make any change to the subordination provisions of the indenture that would adversely affect holders of the notes.

         In addition, without the consent of each holder affected, an amendment or waiver may not:

         (1) reduce the principal amount of notes whose holders must consent to an amendment;

         (2) reduce the rate of or extend the time for payment of interest on any note;

         (3) reduce the principal of or extend the stated maturity of any note;

         (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption";

         (5) make any note payable in money other than that stated in the notes;

         (6) impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates for payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes; or

         (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

         Notwithstanding the preceding, without the consent of any holder of notes, Hexcel and the trustee may amend or supplement the indenture or the notes:

         (1) to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes, provided, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

         (3) to provide for the assumption by a successor corporation of the obligations of Hexcel under the indenture;

         (4) to add guarantees with respect to the notes or to secure the notes;

         (5) to add to the covenants of Hexcel for the benefit of the holders of the notes or to surrender any right or power conferred upon Hexcel;

         (6) to make any change that does not adversely affect the rights under the indenture of any holder; or

         (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

         No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness consent to the change.

         The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

         After an amendment under the indenture becomes effective, Hexcel is required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

         The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

         Hexcel may terminate at any time all its obligations under the notes and the indenture, except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This type of termination is referred to as legal defeasance.

         In addition, Hexcel may terminate at any time its obligations described under the caption "--Change of Control" and under the covenants described under the caption "--Covenants", other than the covenant described under the caption "--Covenants--Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under the caption "--Defaults" above and the limitations contained in clauses (3) and (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above. This type of termination is referred to as covenant defeasance.

         Hexcel may exercise its legal defeasance option regardless of its prior exercise of its covenant defeasance option. If Hexcel exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If Hexcel exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7), with respect only to significant subsidiaries, or (8) under the caption "--Defaults" above or because of the failure of Hexcel to comply with clause (3) or (4) of the covenant described under the caption "--Covenants--Merger and Consolidation" above.

         In order to exercise either legal defeasance or covenant defeasance, Hexcel must irrevocably deposit in a defeasance trust money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity. Hexcel must also comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

Concerning The Trustee

         The Bank of New York is the trustee under the indenture and has been appointed by Hexcel as registrar and paying agent for the notes.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place for exercising any remedy available to the trustee, subject to various exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

         The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Definitions Of Terms Used In The Indenture

         The following defined terms are used in the indenture and are included in this prospectus because they are necessary to understand the description of the notes contained in this prospectus.

         "Additional Assets" means any:

         (1) property or assets (other than Indebtedness and capital stock) to be used by Hexcel, a Restricted Subsidiary or a Joint Venture;

         (2) capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Hexcel or another Restricted Subsidiary; or

         (3) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary or a Joint Venture;

provided, however, that any Restricted Subsidiary described in clauses (2) and
(3) is primarily engaged in related business.

         "Affiliate" of any specified person means:

         (1) any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

         (2) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or
         (C) of any person described in clause (1).

         For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "--Covenants--Limitation on Affiliate Transactions" and "--Covenants--Limitation on Asset Dispositions" only, "affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of Hexcel or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hexcel or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of $3.0 million other than:

         (1) a disposition by a Restricted Subsidiary to Hexcel, by Hexcel or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

         (2) a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of Hexcel or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

         (3) the disposition or grant of licenses to third parties in respect of intellectual property;

         (4) a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

         (5) the sale of Specified Properties;

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

         (6) a disposition by Hexcel or any subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including capital stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the board of directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets;

         (7) for purposes of the covenant described under the caption "--Covenants--Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under the caption "--Covenants--Limitation on Restricted Payments"; or

         (8) an Asset Disposition that also constitutes a Change of Control; provided, however, that Hexcel complies with all its obligations described under the caption "--Change of Control."

         "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of year from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption multiplied by the amount of such payment by (y) the sum of all such payments.

         "Bank Indebtedness" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

         "Board Of Directors" means the board of directors of Hexcel or any committee thereof duly authorized to act on behalf of the board.

         "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

         (1) if Hexcel or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall calculated after giving effect on a pro forma basis to (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

         (2) if Hexcel or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Hexcel or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

         (3) if since the beginning of such period Hexcel or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Hexcel or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Hexcel and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hexcel and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

         (4) if since the beginning of such period Hexcel or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

         (5) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Hexcel or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause
         (3) or (4) above if made by Hexcel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Hexcel. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term as at the date of determination in excess of 12 months).

         "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

         (a) total interest expense of Hexcel and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by Hexcel or its Restricted Subsidiaries in such period, without duplication,

         (1) interest expense attributable to capital leases;

         (2) amortization of debt discount and debt issuance cost;

         (3) amortization of capitalized interest;

         (4) non-cash interest expense;

         (5) accrued interest;

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

         (6) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

         (7) interest actually paid by Hexcel or any such Restricted Subsidiary under any guarantee of Indebtedness of any other person;

         (8) net payments, if any, made pursuant to interest rate protection agreements (including amortization of fees);

         (b) preferred stock dividends paid during such period in respect of all preferred stock of Restricted Subsidiaries of Hexcel held by persons other than Hexcel; and

         (c) cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Hexcel) in connection with Indebtedness Incurred by such plan or trust to purchase capital stock of Hexcel.

         "Consolidated Net Income" means, for any period, the net income
(loss) of Hexcel and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

         (1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

         (A) Hexcel's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such person during such period to Hexcel or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

         (B) Hexcel's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

         (2) any net income (loss) of any person acquired by Hexcel or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

         (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hexcel, except that

         (A) Hexcel's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hexcel or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

         (B) Hexcel's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

         (4) any gain (but not loss) realized upon the sale or other disposition of any assets of Hexcel, its consolidated subsidiaries or any other person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

         (5) any extraordinary gain or loss;

         (6) cumulative effect of a change in accounting principles; and

         (7) any non-cash business consolidation and acquisition charges recognized with respect to the Clark-Schwebel acquisition (except to the extent such non-cash charges represent an accrual of or a reserve for cash expenditures in any future period).

         Notwithstanding the foregoing, for the purposes of the covenant described under the caption "--Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Hexcel or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

         "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Hexcel and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Hexcel ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

         (1) the par or stated value of all outstanding capital stock of Hexcel; plus

         (2) paid-in capital or capital surplus relating to such capital stock; plus

         (3) any retained earnings or earned surplus; less

         (4) any accumulated deficit; less

         (5) any amounts attributable to disqualified stock.

         "Credit Agreement" means:

         (1) one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loan or facilities to Hexcel, any Restricted Subsidiary, domestic or foreign, or any or all of such persons, including the Second Amended and Restated Credit Agreement in effect on the issue date of the notes, among Hexcel and specified subsidiaries of Hexcel, as borrowers, the lenders party thereto and Credit Suisse First Boston as administrative agent for the lenders, Citibank, N.A., as documentation agent for the lenders, as the same may be amended, modified, restated or supplemented from time to time, or any other indebtedness referred to in clause (b)(1) of the covenant described under the caption "--Covenants--Limitation on Indebtedness"; and

         (2) any one or more agreements governing advances, loans or facilities provided to refund, refinance, replace or renew (including subsequent or successive refundings, financings, replacements and renewals) Indebtedness under the agreement or agreements referred to in the foregoing clause (1), as the same may be amended, modified, restated or supplemented from time to time.

         As of the date of this prospectus, "Credit Agreement" means (i) the Credit and Guaranty Agreement, dated as of March 19, 2003, by and among Hexcel Corporation, Hexcel Composites Limited, Hexcel Composites GmbH (Austria), Hexcel Composites GmbH (Germany), the Guarantors named therein, the lenders from time to time party thereto, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, London U.K. branch, trading as FleetBoston Financial, as Fronting Bank and Issuing Bank, Fleet National Bank, as Issuing Bank, and Fleet Securities Inc., as Lead Arranger and (ii) Hexcel's 9.875% Senior Secured Notes due 2008 issued pursuant to the Indenture, dated as of March 19, 2003 among Hexcel Corporation, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Indebtedness" means:

         (1) the Bank Indebtedness; and

         (2) any other Senior Indebtedness (other than hedging obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of which are committed to lend up to, at least $25.0 million and is specifically designated by Hexcel in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture in an Officers' Certificate received by the Trustee.

         "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

         (1) all income tax expense of Hexcel and its consolidated Restricted Subsidiaries for such period;

         (2) Consolidated Interest Expense for such period;

         (3) depreciation expense and amortization expense of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

         (4) all other non-cash items of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income less all non-cash items increasing Consolidated Net Income for such period; and

         (5) business consolidation and acquisition charges recognized for such period to the extent recognized during or prior to the fiscal year ended December 31, 2000; provided, however, that the aggregate amount of the charges described in this clause (5) through the end of such fiscal year shall not exceed $25.0 million.

         Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hexcel by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Existing Joint Ventures" means: (1) Asahi-Schwebel, (2)
Asahi-Schwebel (Taiwan), (3) Asahi-Schwebel Interglas (Philippines), (4) CS Tech-Fab, (5) CS Interglas, (6) Asian Composite Manufacturing, (7) BHA Aero Composite Parts and (8) DIC. The indenture also defines each of the terms set forth in (1)-(8) hereof.

         "Foreign Subsidiary" means a subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

         "GAAP" means generally accepted accounting principles.

         "Governance Agreement" means the Governance Agreement dated as of February 29, 1996, between Ciba Specialty Chemicals Holdings Inc. and Hexcel.

         "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

         (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

         (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include:

         (1) endorsements for collection or deposit in the ordinary course of business; or

         (2) obligations, warranties and indemnities, not with respect to Indebtedness of any person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "--Covenants--Limitation on Asset Dispositions" and not for the benefit of or in favor of an affiliate of Hexcel or any of its subsidiaries.

         The term "Guarantee" used as a verb has a corresponding meaning.

         "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided, FURTHER, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:

        (1) increase the principal or premium thereof or interest rate thereon;

        (2) change to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

        (3) if such Indebtedness is contractually subordinated in right of payment to the notes, modify or affect, in any manner adverse to the holders, such subordination. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any person on any date of determination (without duplication):

         (1) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such person for money borrowed; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

         (2) all Capitalized Lease Obligations of such person;

         (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

         (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

         (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock of such person, or with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock (but excluding, in each case, any accrued dividends);

         (6) all obligations of the type referred to in clauses (1) through
         (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

         (7) all obligations of the type referred to in clauses (1) through
         (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

         (8) to the extent not otherwise included in this definition, hedging obligations of such person.

For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any disqualified stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such stock as reflected in the most recent financial statements of such person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such person; provided, however, that:

         (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

         (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

         "Investment" by any person in any other person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former person) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such latter person that are or would be classified as investments on a balance sheet of such former person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the board of directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "--Covenants--Limitation on Restricted Payments,"

         (1) "Investment" shall include the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Hexcel at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Hexcel shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Hexcel's "Investment" in such subsidiary at the time of such redesignation less (y) the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

         (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

         "Investment Grade Rating" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

         "Issue Date" means the date on which the notes are originally issued.

         "Joint Venture" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a related business.

         "Joint Venture Subsidiary" means a Restricted Subsidiary formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a related business.

         "Lenders" has the meaning specified in the Credit Agreement.

         "Net Available Cash" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

         (1) all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

         (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

         (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

         (4) any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to Hexcel or a Restricted Subsidiary; and

         (5) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by Hexcel or any Restricted Subsidiary after such Asset Disposition.

         "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Holders" means:

         (1) Ciba Specialty Chemicals Holding Inc. and its affiliates;

         (2) any person succeeding to the business of Ciba Specialty Chemicals Holding Inc., including pursuant to any merger or combination of one or more businesses that includes the business of Ciba Specialty Chemicals Holding Inc.; and

         (3) any affiliate of any person described in clause (2).

         "Permitted Investment" means an Investment

         (1) in Hexcel or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a related business;

         (2) in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hexcel or a Restricted Subsidiary; provided, however, that such person's primary business is a related business;

         (3) in Temporary Cash Investments;

         (4) in receivables owing to Hexcel or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hexcel or any such Restricted Subsidiary deems reasonable under the circumstances;

         (5) in loans or advances to officers, directors or employees of Hexcel or any of its subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

         (6) in loans or advances to employees made in the ordinary course of business consistent with past practices of Hexcel or such subsidiary, as the case may be;

         (7) in stock, obligations or securities received

         (A) in settlement of debts created in the ordinary course of business and owing to Hexcel or any subsidiary;

         (B) in satisfaction of judgments; or

         (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption "--Covenants--Limitation on Asset Dispositions;" and

         (8) deemed to have been made as a result of the acquisition of a person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such person.

         "Plans" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Hexcel or any subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

         "Public Equity Offering" means an underwritten primary public offering of common stock of Hexcel pursuant to an effective registration statement under the Securities Act.

         "Public Market" means any time after (x) a public equity offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Hexcel has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

         "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Hexcel (as certified by a resolution of the board of directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

         "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the indenture (including Indebtedness of Hexcel that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

         (1) the Refinancing Indebtedness has stated maturity no earlier than any stated maturity of the Indebtedness being refinanced;

         (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

         (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder) or, if the Indebtedness being refinanced is the Capitalized Lease Obligation entered into on or about September 15, 1998, the aggregate purchase price of the property subject thereto, plus (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary that refinances Indebtedness of Hexcel.

         "Related Business" means any business conducted by Hexcel and its Restricted Subsidiaries on the issue date and any business related, ancillary or complementary to the business of Hexcel and its Restricted Subsidiaries on the issue date.

         "Restricted Payment" with respect to any person means:

         (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Hexcel or a Restricted Subsidiary, and other pro rata dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

         (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Hexcel held by any person or of any capital stock of the Restricted Subsidiary held by any affiliate of Hexcel (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Hexcel that is not disqualified stock);

         (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

         (4) the making of any Investment (other than a Permitted
         Investment) in any person.

         "Restricted Subsidiary" means any subsidiary of Hexcel that is not an Unrestricted Subsidiary.

         "Secured Indebtedness" means any Indebtedness of Hexcel secured by a lien.

         "Senior Indebtedness" means:

         (1) all Bank Indebtedness; and

         (2) all other Indebtedness of Hexcel, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel, whether or not allowed as a claim against Hexcel in any such proceeding) and fees thereon, whether outstanding on the issue date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes;

provided, however, that Senior Indebtedness shall not include:

         (1) any liability for federal, state, local or other taxes owed or owing by Hexcel;

         (2) any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

         (3) any Indebtedness, guarantee or obligation of Hexcel which is subordinate or junior in any respect to any other Indebtedness, guarantee or obligation of Hexcel, including any Senior
         Subordinated Indebtedness and any Subordinated Obligations; and

         (4) any obligations with respect to any capital stock.

         "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Hexcel that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Hexcel which is not Senior Indebtedness.

         "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

         "Specified Properties" shall mean Hexcel's manufacturing plants located in Lancaster, Ohio, Welkenraedt, Belgium, Brindisi, Italy and Lodi, New Jersey, and certain real property adjacent to the Hexcel's manufacturing plant in Livermore, California.

         "Subordinated Obligation" means any Indebtedness of Hexcel (whether outstanding on the issue date or thereafter incurred) that is contractually subordinated or junior in right of payment to the notes pursuant to a written agreement, including the convertible notes and the convertible debentures.

         "Subsidiary" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

         (1) such person,

         (2) such person and one or more subsidiaries of such person, or

         (3) one or more subsidiaries of such person.

         Unless the context requires otherwise, "subsidiary" shall refer to a subsidiary of Hexcel.

         "Temporary Cash Investments" means any of the following:

         (1) investments in U.S. government obligations;

         (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

         (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

         (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of Hexcel) organized and in existence under the laws of the United States of America or any foreign country recognized by the with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

         (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

         "Unrestricted Subsidiary" means:

         (1) any subsidiary of Hexcel that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

         (2) any subsidiary of an Unrestricted Subsidiary.

         The board of directors may designate any subsidiary of Hexcel (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, Hexcel or any other subsidiary of Hexcel that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "--Covenants--Limitation on Restricted Payments."

         The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Hexcel could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "--Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the capital stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by Hexcel or another Wholly Owned Subsidiary.

                             PLAN OF DISTRIBUTION

         This prospectus is to be used by (i) Goldman Sachs and other broker-dealer subsidiaries of Goldman Sachs in connection with offers and sales of the notes in market-making transactions effected from time to time and (ii) the GS 2000 Funds in connection with offers and sales of notes currently owned by them. Each of the GS 2000 Funds is an affiliate of Goldman Sachs and its broker-dealer subsidiaries. Goldman Sachs may act as a principal or agent in such market-making transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         Notes may be sold from time to time directly by any selling security holder to one or more purchasers, to or through underwriters, brokers or dealers, through agents on a best-efforts basis or otherwise, or through a combination of such methods of sale. The notes may be sold in one or more transactions at a fixed price or prices, which may be changed; at prevailing market prices at the time of sale or at prices related to such prices; at varying prices determined at the time of sale; or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the notes may be listed or quoted, in the over-the-counter market, through the writing of options, through the settlement of short sales, or otherwise. We have been advised by the GS 2000 Funds that each selling security holder purchased the notes in the ordinary course of business and, at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

         A selling security holder may pledge or grant a security interest in some or all of the notes owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured party may sell from time to time the pledged notes pursuant to the registration statement of which this prospectus is a part. The selling security holders may also transfer and donate notes in other circumstances in which the transferees, donees, pledgees or other successors in interest will be the selling security holders for purposes of this prospectus. In addition, in connection with a sale of notes, a selling security holder may enter into hedging transactions with brokers, dealers or others, which may in turn engage in short sales of the notes; sell short or deliver notes to close out such short positions; or loan or pledge notes to brokers, dealers or others that may in turn sell such notes.

         Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of notes for whom they may act as agent. The selling security holders and any underwriters, dealers or agents that participate in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of notes by them and any discounts, commissions or concessions received by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         At the time a particular offering or sale of notes is made, a prospectus supplement, if required, will be distributed which will set forth the amount of notes offered or sold and the terms of the offering or sale. A selling security holder may not sell any of the notes held by it. In addition, notes covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus.

         Certain affiliates of Goldman Sachs beneficially own Hexcel equity securities, which in the aggregate constituted approximately 38% of the equity ownership of Hexcel as of March 31, 2003. Goldman Sachs has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

         We have been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to continue to make a market in the notes. However, Goldman Sachs is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. There can be no assurance that an active trading market will be sustained. See "Risk Factors-- If a reasonably active trading market does not continue for these notes you may not be able to resell them."

         Goldman Sachs and its affiliates may in the future engage in commercial and/or investment banking transactions with Hexcel and its affiliates. Goldman Sachs acted as an initial purchaser in connection with the initial sale of the notes in 2001 and received a customary underwriting discount in connection with that transaction. Goldman Sachs and its affiliates currently own, and may, from time to time, trade the notes for its own account in connection with its principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future, Goldman Sachs and its affiliates may, from time to time, own notes as a result of its market-making activities.

         Hexcel will not receive any of the proceeds of such sales of the notes. Goldman Sachs and certain of its affiliates have agreed to reimburse Hexcel for all expenses it incurs in connection with the registration of the notes.


                            SELLING SECURITY HOLDER


         Name                         Amount Offered                          Amount Owned
         ----                         --------------                          ------------
                                                              Before Offering                After Offering
                                                              ---------------                --------------

GS Capital Partners 2000, L.P.        $33,195,000              $33,195,000                        _____
and certain of its
affiliates (1)

____________________
(1) Hex Holdings, L.L.C. ("Hex Holdings") directly owns $33,195,000 in aggregate principal amount of the notes. GS Capital Partners 2000, L.P. ("GS
2000"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital
Partners 2000 Employee Fund, L.P. ("GS Employee"), GS Capital Partners 2000
GmbH & Co. Beteiligungs KG ("GS Germany"), and Stone Street Fund 2000, L.P.
("GS Stone") are the members of Hex Holdings and, collectively, own all of the limited liability company membership interests of Hex Holdings. Each of GS
2000, GS Offshore, GS Employee, GS Germany and GS Stone beneficially owns an amount of the notes that is directly proportional to the amount of limited liability company membership interests of Hex Holdings that it owns. GS 2000 beneficially owns $18,905,294.07 in aggregate principal amount of the notes,
GS Offshore beneficially owns $6,869,461.30 in aggregate principal amount of the notes, GS Employee beneficially owns $6,006,763.82 in aggregate principal amount of the notes, GS Germany beneficially owns $790,198.67 in aggregate principal amount of the notes, and GS Stone beneficially owns $623,282.14 in aggregate principal amount of the notes.


                                 LEGAL MATTERS

         Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity and enforceability of the notes.

                                    EXPERTS

         The consolidated financial statements incorporated in this Amendment No. 2 to the Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K, the Annual Report on Form 10-K/A (Amendment No. 1) and the Annual Report on Form 10-K/A (Amendment No. 2) of Hexcel Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-3 to the Annual Report on Form 10-K/A (Amendment No. 1) and the Annual Report on Form 10-K/A

(Amendment No. 2) of BHA Aero Composite Parts Co., Ltd. for the year ended December 31, 2002, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to BHA Aero Composite Parts Co., Ltd.'s ability to continue as a going concern as described in Note 3 to the consolidated financial statements ) of Deloitte Touche Tohmatsu Certified Public Accountants Limited, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant, in connection with the distribution of the Securities being registered:

Securities and Exchange Commission registration fee               $ 2,686
NASD filing fee                                                         0
Blue Sky fees and expenses                                              0
Rating agency fees                                                      0
Transfer agent fees                                                     0
Trustee's fees                                                          0
Legal                                                              15,000
Printing                                                                0
Accounting                                                          7,500
Miscellaneous                                                       7,500
      Total                                                       $32,686

Goldman, Sachs & Co. and certain of its affiliates have agreed with the Registrant to reimburse the Registrant for all expenses it incurs in connection with the distribution of the Securities being registered.

Item 15.  Indemnification of Directors and Officers

         Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Company and the Hexcel Corporation Incentive Stock Plan, as amended and the Hexcel Corporation 1998 Broad Based Incentive Stock Plan, as amended (together, the "Incentive Stock Plans"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Certificate of Incorporation of the Company, the Bylaws of the Company and the Incentive Stock Plans, which are incorporated herein by reference.

         Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the DGCL. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. The Certificate of Incorporation further provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Company to the employees and agents of the Company who are not directors or officers of the Company.

         Pursuant to the Incentive Stock Plans, no member of the Executive Compensation Committee of the Board of Directors of the Company, or such other committee or committees of the Board of Directors as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plans, shall be liable for any action or determination made in good faith, and the members of such committee or committees shall be entitled to indemnification in the manner provided in the Company's Certificate of Incorporation.

Item 16.  Exhibits

Exhibit No.     Description
----------      -----------

2.1 Asset Purchase Agreement dated March 31, 2000 between Hexcel Corporation and Britax Cabin Interiors, Inc. (incorporated herein by reference to Exhibit 2.1 to Hexcel's Current Report on Form 8-K dated May 10, 2000).

3.1 Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996, Registration No. 1-08472).

3.2 Certificate of Amendment, dated March 19, 2003, to the Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 3.2 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

3.3 Amended and Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 3.3 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.1 Indenture dated as of January 21, 1999 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 9-3/4% Senior Subordinated Notes due 2009 (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-71601), filed on February 2, 1999).

4.2 Indenture dated as of August 1, 1986 between Hexcel and the Bank of California, N.A., as trustee, relating to the 7% Convertible Subordinated Notes due 2011 of the Company (incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

4.2(a) Instrument of Resignation, Appointment and Acceptance, dated as of October 1, 1993 (incorporated herein by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

4.3 Indenture, dated as of March 19, 2003 among Hexcel Corporation, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 9.875% Senior Secured Notes due 2008 (incorporated herein by reference to Exhibit 4.4 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.4 Certificate of Designation of Series A Convertible Preferred Stock of Hexcel Corporation (incorporated herein by reference to Exhibit
            4.5 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.5 Certificate of Designation of Series B Convertible Preferred Stock of Hexcel Corporation (incorporated herein by reference to Exhibit
            4.6 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

5.1** Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

12.1* Statement regarding the computation of ratio of earnings to fixed charges for the Company, for the period ending December 31, 1998, 1999, 2000, 2001 and 2002 (included in the prospectus).

21.1 Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

23.1*       Consent of PricewaterhouseCoopers LLP.

23.2*       Consent of Deloitte Touche Tohmatsu Certified Public Accountants
            Limited.

23.3**      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
            Exhibit 5.1).

24.1** Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company's Registration Statement on Form S-3 filed on March 7, 2003 and Amendment No. 1 to the Company's Registration Statement on Form S-3 filed on April 30, 2003).

25.1 Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the 9-3/4% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibits 25.1 to the Company's Registration Statements on Form S-4 (File Nos. 333-66582 and 333-71601)).

___________
*  Filed herewith.
** Previously filed.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement

                      (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on May 12, 2003.

                                             HEXCEL CORPORATION


                                             By: /s/ Ira J. Krakower
                                                ---------------------------
                                                 Ira J. Krakower
                                                 Senior Vice President,
                                                 General Counsel
                                                 and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                              TITLE                                 DATE
     ---------                              -----                                 ----


 /s/ David E. Berges*                  Chairman of the Board; Chief            May 12, 2003
 ----------------------------          Executive Officer; President;
 David E. Berges                       Director


 /s/ Stephen C. Forsyth*               Executive Vice President; Chief         May 12, 2003
 ---------------------------           Financial Officer
 Stephen C. Forsyth


 /s/ William J. Fazio*                 Controller; Principal Accounting        May 12, 2003
 ---------------------------           Officer
 William J. Fazio


 /s/ Joel S. Beckman*                  Director                                May 12, 2003
 ---------------------------
 Joel S. Beckman


 /s/ H. Arthur Bellows, Jr.*           Director                                May 12, 2003
 ---------------------------
 H. Arthur Bellows, Jr.


 /s/ Sandra L. Derickson*              Director                                May 12, 2003
 ---------------------------
 Sandra L. Derickson


 /s/ James J. Gaffney*                 Director                                May 12, 2003
 ---------------------------
 James J. Gaffney


 /s/ Sanjeev K. Mehra*                 Director                                May 12, 2003
 ---------------------------
 Sanjeev K. Mehra


 /s/ Lewis Rubin*                      Director                                May 12, 2003
 ---------------------------
 Lewis Rubin


 /s/ Peter M. Sacerdote*               Director                                May 12, 2003
 ---------------------------
 Peter M. Sacerdote


                                     II-5


 /s/ Martin L. Solomon*
 ---------------------------
 Martin L. Solomon                     Director                                May 12, 2003

 *By:  /s/ Ira J. Krakower
        Attorney-in-Fact


                                 EXHIBIT INDEX

Exhibit No.             Description
----------              -----------

2.1 Asset Purchase Agreement dated March 31, 2000 between Hexcel Corporation and Britax Cabin Interiors, Inc. (incorporated herein by reference to Exhibit 2.1 to Hexcel's Current Report on Form 8-K dated May 10, 2000).

3.1 Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996, Registration No. 1-08472).

3.2 Certificate of Amendment, dated March 19, 2003, to the Restated Certificate of Incorporation of Hexcel Corporation
               (incorporated herein by reference to Exhibit 3.2 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

3.3 Amended and Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 3.3 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.1 Indenture dated as of January 21, 1999 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 9-3/4% Senior Subordinated Notes due 2009 (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-71601), filed on February 2, 1999).

4.2 Indenture dated as of August 1, 1986 between Hexcel and the Bank of California, N.A., as trustee, relating to the 7% Convertible Subordinated Notes due 2011 of the Company (incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

4.2(a) Instrument of Resignation, Appointment and Acceptance, dated as of October 1, 1993 (incorporated herein by reference to Exhibit
               4.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

4.3 Indenture, dated as of March 19, 2003 among Hexcel Corporation, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 9.875% Senior Secured Notes due 2008 (incorporated herein by reference to Exhibit 4.4 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.4 Certificate of Designation of Series A Convertible Preferred Stock of Hexcel Corporation (incorporated herein by reference to Exhibit 4.5 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

4.5 Certificate of Designation of Series B Convertible Preferred Stock of Hexcel Corporation (incorporated herein by reference to Exhibit 4.6 to Hexcel's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).

5.1** Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

12.1* Statement regarding the computation of ratio of earnings to fixed charges for the Company, for the period ending December 31, 1998, 1999, 2000, 2001 and 2002 (included in the prospectus).

21.1 Subsidiaries of the Company (incorporated herein by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

23.1*          Consent of PricewaterhouseCoopers LLP.

23.2*          Consent of Deloitte Touche Tohmatsu Certified Public
               Accountants Limited.

23.3** Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1** Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company's Registration Statement on Form S-3 filed on March 7, 2003 and Amendment No. 1 to the Company's Registration Statement on Form S-3 filed on April 30, 2003).

25.1 Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the 9-3/4% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibits 25.1 to the Company's Registration Statements on Form S-4 (File Nos. 333-66582 and 333-71601)).

___________
*  Filed herewith.
** Previously filed.